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                                                                      EXHIBIT 20

                             LDM Technologies, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                      (thousands of dollars, except ratios)

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

                                                                1997        1998       1999        2000        2001
                                                                ----        ----       ----        ----        ----

Earnings available for fixed charges:

Income from continuing operations before income
taxes, minority interest and extraordinary item               $  5,008    $ (7,884)   $  2,044   $  1,592    $(16,316)

Interest, including amortization of debt issuance cost          11,700      20,184      21,773     20,306      18,379

Less, interest capitalized during the year                        (312)       (185)       (706)      (351)       (737)

Amortization of capitalized interest                                84         103         174        209         200

Portion of operating lease rentals deemed to be interest           701       2,122       2,210      1,766       3,000
                                                              --------    --------    --------   --------    --------

Total earnings available for fixed charges:                   $ 17,181    $ 14,340    $ 25,495   $ 23,522    $  4,526
                                                              ========    ========    ========   ========    ========
Fixed charges:

Interest, including amortization of debt issuance cost        $ 11,700    $ 20,184    $ 21,773   $ 20,306    $ 18,379

Portion of operating lease rentals deemed to be interest           701       2,122       2,210      1,766       3,000
                                                              --------    --------    --------   --------    --------

Total fixed charges                                           $ 12,401    $ 22,306    $ 23,983   $ 22,072    $ 21,379
                                                              ========    ========    ========   ========    ========

Ratio of earnings to fixed charges                                 1.4          .6         1.1        1.1          .2
                                                              ========    ========    ========   ========    ========


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